Exhibit 99.1

NEWS RELEASE

Tenet, United Surgical Partners International and Welsh Carson to Create the Nation’s Largest Ambulatory Surgery Platform

Tenet and USPI to Combine Their Ambulatory Surgery and Imaging Centers in New Joint Venture

Tenet to Own 50.1% with Path to Full Ownership

Tenet Also Acquiring 100% of Aspen Healthcare, Entering the Attractive

U.K. Short-Stay Surgery Market

DALLAS – March 23, 2015 – Tenet Healthcare Corporation (NYSE: THC) and Welsh, Carson, Anderson & Stowe have signed a definitive agreement under which Tenet and United Surgical Partners International (USPI) will combine their short-stay surgery and imaging center assets into a new joint venture. The Tenet and USPI joint venture will be the largest provider of ambulatory surgery in the United States.

Under the terms of the agreement, Tenet will initially own 50.1% of the joint venture and will consolidate its financial results. Welsh Carson and the other existing investors in USPI will initially own the remaining 49.9%. Tenet will have a path to full ownership of USPI over the next five years through a put/call structure.

The joint venture will have ownership interests in 244 ambulatory surgery centers, 16 short-stay surgical hospitals and 20 imaging centers in 29 states. It will maintain the USPI brand, as well as USPI’s innovative three-way partnership model with physicians and leading not-for-profit health systems. The combined operations will have partnerships with 50 health systems and more than 4,000 physicians at the facility level. Bill Wilcox will continue to lead USPI as chief executive officer, and Brett Brodnax, president and chief development officer of USPI, will lead the company’s strategy and growth efforts. Kyle Burtnett, senior vice president for outpatient services at Tenet, will join USPI as president of ambulatory services and will take on the additional role of chief integration officer for the new venture.

“Through strong partnerships with physicians and leading health systems, USPI has built a network of relationships and facilities that are providing high quality surgical care across the United States,” said Trevor Fetter, Tenet’s president and chief executive officer. “Creating this joint venture with the premier operator of short-stay hospitals and surgery centers has strategic and financial benefits for both parties. The partnership accelerates Tenet’s and USPI’s shared strategy to expand our ambulatory service offerings to meet growing consumer demand for services that are provided in a lower cost, more convenient setting and that are aligned with the long-term transition to value-based care. In addition, together Tenet, USPI and Conifer Health Solutions will be even better positioned as a strategic and capital partner to not-for-profit health systems. Financially, this transaction is expected to be neutral to EPS this year and accretive to EPS in 2016, to sustainably increase our growth and profitability, and improve our cash flow profile.”

Bill Wilcox, chief executive officer of USPI, said, “We share Tenet’s vision and excitement with regard to the benefits of this transaction and look forward to working with Tenet to grow our ambulatory services platform. Tenet is committed to delivering high quality care and clearly values its partners, and together we will further establish USPI as the innovative leader in providing ambulatory solutions for healthcare systems. The growth potential of USPI is strengthened as a result of this partnership.”

Tenet also has entered into a definitive agreement to acquire from Welsh Carson the operations of Aspen Healthcare Ltd., which operates nine private hospitals and clinics in the United Kingdom. Aspen began as a two hospital system that was acquired by USPI in April 2000 with backing from Welsh Carson. USPI grew the system before a restructuring of the USPI group in 2012, which resulted in it becoming an independent company majority owned by Welsh Carson.

“Aspen Healthcare has achieved a strong track record of performance under Welsh Carson’s ownership, and their significant and smart capital investments in recent years have positioned the company to drive additional robust growth in the future,” said Mr. Fetter.

Both transactions are subject to customary closing conditions, including in the case of USPI the receipt of regulatory approvals, and both are expected to close by the third quarter of 2015.

Strategic Benefits

Establishes the leading U.S. short-stay surgery platform. Combining Tenet’s and USPI’s ambulatory surgery facilities creates the leading ambulatory surgery business, with the largest portfolio, geographic footprint and scale in the sector. The three-way partnership model, strong reputation with not-for-profit health systems, and complementary expertise and experience of the combined management team will strongly position USPI for future growth. In addition, Tenet’s imaging facilities will be included in the joint venture, and the companies anticipate adding other ambulatory services in the future as part of a strategy to offer a full range of ambulatory solutions for health system partners.

Advances Tenet’s long-term strategic vision and significantly enhances earnings profile. This transaction significantly expands Tenet’s portfolio of higher growth, higher margin, more capital-efficient ambulatory services and will enhance the company’s position as a diversified healthcare services company. Following the completion of the transaction, Tenet will have solidly established positions in its traditional acute care business, its ambulatory business, and its services business, making the combined company an even stronger partner to not-for-profit health systems. Financially, the transaction is expected to be neutral to EPS this year and accretive to EPS in 2016, to sustainably increase EBITDA margins and EBITDA growth, and improve Tenet’s cash flow profile. The company expects a minimal increase in its leverage ratio in the near term and to remain on a path to reduce leverage over time.

Aligns Tenet with key healthcare trends and growth drivers. The transaction increases Tenet’s ability to participate in and benefit from the growing demand for lower-cost, more consumer-friendly services provided in freestanding ambulatory facilities. This demand is being driven by consumer and physician choice, payers and employers, and value-based payment models that create incentives for care to be delivered in lower-cost settings. In its acute care markets, the partnership with USPI will enhance Tenet’s ability to develop and expand ambulatory services, build integrated networks, and participate in value-based and other risk-based models with payers. It also will drive growth by providing a platform that will enable Tenet to partner with additional not-for-profit health systems to expand ambulatory services in markets where the company does not own or operate acute care hospitals.

Highly-respected management team will continue to lead the business. The USPI management team has built the preeminent short-stay surgery business through its pioneering three-way partnership model. It has a strong track record of financial performance and growth. That management team will be joined by key members of Tenet’s Outpatient Services Division, which has driven Tenet’s successful multi-year initiative to increase outpatient revenue through organic growth, de novo development and acquisitions.

Entering the growing U.K. market through the acquisition of Aspen Healthcare. Aspen is a strong, growing network of well-capitalized private hospitals and clinics, with an established management team led by executive chairman Mark Kopser and chief executive officer Des Shiels. It offers Tenet an attractive opportunity to enter the U.K. market, where the demand for private healthcare services is steadily increasing due to demographic changes, growth in consumer healthcare spending, and increasing opportunities to work with and support the National Health Service.

Financial Terms

Under the terms of the agreement, Tenet will contribute 44 freestanding ambulatory surgery centers and 20 imaging centers. Welsh Carson will contribute USPI’s 202 ambulatory surgery centers and 16 surgical hospitals. Tenet will pay approximately $425 million in cash to Welsh Carson and the other existing shareholders in USPI to align the respective valuations of the contributed assets. The venture expects to realize approximately $50 million of corporate and facility level synergies over the next three years.

At closing, Tenet will own 50.1% of the joint venture, with Welsh Carson and existing shareholders of USPI owning the remaining 49.9%. Based on the respective valuation multiples and the expected EBITDA less NCI at the joint venture over the next year, the enterprise value of the joint venture approximates 12.5x forward EBITDA less NCI, based on an equity value of approximately $2.6 billion. The agreement contains a put/call structure, under which Tenet can acquire the remaining Welsh Carson investment in USPI over the next five years at a fixed multiple of 9.5x forward EBITDA less NCI.

In a separate transaction, Tenet is buying Aspen Healthcare from Welsh Carson for approximately $215 million in cash. Aspen Healthcare will not be included in the new joint venture.

In total, Tenet expects to raise $2.2 billion of debt related to these transactions, to be used principally to refinance $1.5 billion in existing debt of USPI, make the $0.6 billion in cash payments to Welsh Carson for USPI and Aspen, and for related transaction expenses.

These transactions are expected to close by the third quarter of 2015, after which the company intends to update its 2015 guidance.

J.P. Morgan and Lazard acted as financial advisors to Tenet, and Gibson, Dunn & Crutcher served as Tenet’s legal counsel. Barclays acted as lead financial advisor to USPI, with Goldman Sachs also acting as financial advisor, and Ropes & Gray LLP serving as legal counsel. For Aspen, Barclays and Goldman Sachs served as financial advisors. Barclays has provided committed financing to Tenet as part of the transaction.

Management’s Webcast Discussion of Transaction

Tenet and USPI management will discuss this transaction on a webcast scheduled for 8:30 a.m. (ET) on March 23, 2015. Investors can access the webcast through Tenet’s website at www.tenethealth.com/investors. A set of slides, which will be referred to on the conference call, will be made available on the same section of the Company’s website prior to the start of the call.

About Tenet

Tenet Healthcare Corporation is a national, diversified healthcare services company with 110,000 employees united around a common mission: to help people live happier, healthier lives. The company operates 80 hospitals, 214 outpatient centers, six health plans and Conifer Health Solutions, a leading provider of healthcare business process services in the areas of revenue cycle management, value-based care and patient communications. For more information, please visit www.tenethealth.com.

The terms “THC”, “Tenet Healthcare Corporation”, “the company”, “we”, “us” or “our” refer to Tenet Healthcare Corporation or one or more of its subsidiaries or affiliates as applicable.

About United Surgical Partners International

USPI, headquartered in Dallas, Texas, currently has ownership interests in or operates 218 facilities, of which 154 are jointly owned with not-for-profit healthcare systems. For more information, please visit www.uspi.com.

About Welsh, Carson, Anderson & Stowe

Welsh, Carson, Anderson & Stowe focuses its investment activity in two target industries, information/business services and healthcare. Since its founding in 1979, the Firm has organized 16 limited partnerships with total capital of over $21 billion. The Firm is currently investing an equity fund, Welsh, Carson, Anderson & Stowe XI, L.P., and has a current portfolio of over 25 companies. WCAS’s strategy is to partner with outstanding management teams and build value for the Firm’s investors through a combination of operational improvements, internal growth initiatives and strategic acquisitions. See www.welshcarson.com to learn more.

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CONTACTS

For Tenet:

Investors	Media
Brendan Strong	Donn Walker
Vice President, Investor Relations	Director, Communications
469-893-2387	469-893-2640
investorrelations@tenethealth.com	mediarelations@tenethealth.com

For USPI:

Investors	Media
Jason B. Cagle	Kristin Blewett
Chief Financial Officer	Senior Vice President, Communications
972-713-3500	972-713-3516

This release contains “forward-looking statements” – that is, statements that relate to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “assume,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include, but are not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the acquisition agreements described herein; the failure to satisfy conditions to completion of the transactions, including receipt of regulatory approvals; our ability to fully realize the anticipated benefits and synergies of our acquisitions and to successfully complete the integration of businesses we acquire; and the factors disclosed under “Forward-Looking Statements” and “Risk Factors” in the Form 10-K for the year ended December 31, 2014 for each of Tenet and USPI, and in the quarterly reports on Form 10-Q, periodic reports on Form 8-K and other filings with the Securities and Exchange Commission made by each company. The information contained in this release is as of the date hereof. Neither Tenet nor USPI assumes any obligation to update forward-looking statements contained in this release as a result of new information or future events or developments.

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